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                                                                      Exhibit 12

          EXHIBIT 12.1: STATEMENT RE COMPUTATION OF RATIO OF EARNINGS.

                            REEBOK INTERNATIONAL LTD.

                             (Amounts in Thousands)

                                                                     DECEMBER     DECEMBER
                                                                       2004         2003
                                                                    ----------   ----------
Earnings
  Pretax Income                                                     $  260,916   $  229,373
  Add:
    Interest on indebtedness                                            26,074       25,590
    Amortization of debt discount and issuance costs                       431          447
    Portions of rent representative of the interest factor              22,101       19,443
                                                                    ----------   ----------
Income as adjusted                                                  $  309,522   $  274,853
                                                                    ==========   ==========

Fixed Charges
  Interest on indebtedness                                          $   26,074   $   25,590
  Amortization of debt discount and issuance costs                         431          447
  Portions of rent representative of the interest factor                22,101       19,443
                                                                    ----------   ----------
Fixed charges                                                       $   48,606   $   45,480
                                                                    ==========   ==========
Ratio of earnings to fixed charges                                        6.37         6.04